    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998

                                                         REGISTRATION NO. 33-

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          SIGNAL APPAREL COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 INDIANA                               62-0641635
     (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)

                             200 MANUFACTURERS ROAD
                                 P.O. BOX 4296
                          CHATTANOOGA, TENNESSEE 37405
                                 (423) 266-2175
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             ROBERT J. POWELL, ESQ.
   VICE PRESIDENT OF INTERNATIONAL & LICENSING, GENERAL COUNSEL AND SECRETARY
                          SIGNAL APPAREL COMPANY, INC.
              200 MANUFACTURERS ROAD, CHATTANOOGA, TENNESSEE 37405
                                 (423) 266-2175
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 WITH COPY TO:
                            STEVEN R. BARRETT, ESQ.
                         WITT, GAITHER & WHITAKER, P.C.
       1100 AMERICAN NATIONAL BANK BUILDING, CHATTANOOGA, TENNESSEE 37402

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

                               ----------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                             PROPOSED
                                             MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED   PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE
-------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value.................     $21,105,904      $2.00         $21,105,904         $6,226

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) on the basis of the average of the high and low reported sales prices on the New York Stock Exchange on October 14, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PROSPECTUS

SIGNAL APPAREL COMPANY, INC.
200 MANUFACTURERS ROAD, CHATTANOOGA, TN 37405
TELEPHONE: (423) 266-2175

10,552,952 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

                               ----------------

This Prospectus relates to the offer and sale of an aggregate of 10,552,952 shares of Common Stock, par value $.01 per share ("Common Stock") of Signal Apparel Company, Inc. (the "Company") by seven selling stockholders of the Company.

Four of the selling stockholders are institutional investors who received or may receive their shares of Common Stock through (1) the conversion of shares of the Company's 5% Series G1 or 5% Series G2 Convertible Preferred Stock, (2) the payment of dividends on such preferred stock (which the Company may elect to pay in Common Stock) or (3) the exercise of warrants which they received for investing in such preferred stock. Three other selling stockholders are affiliates of the Company who, collectively, may use this Prospectus to sell up to 2,000,000 shares of Common Stock which they have acquired, or may acquire, by exercising warrants granted in connection with previous financing transactions or under executive compensation arrangements.

Market for the Common Stock.              Proceeds from the sale of shares.

The Company's Common Stock is traded      The Company will not receive any
on the New York Stock Exchange            proceeds from the sale of shares
("NYSE") under the symbol "SIA".          under this Prospectus by the selling
                                          stockholders.

On October 14, 1998, the reported         Expenses from the sale of shares.
last sale price of the Common Stock       The Company will pay all expenses of
on the NYSE was $2.00 per share.          registering the Shares for resale
                                          under this Prospectus. The selling
Offering Price of the Shares.             stockholders will pay all discounts,
                                          commissions, fees of underwriters,
The selling stockholders may offer        selling brokers, dealer managers or
their Common Stock through public or      similar securities industry
private transactions, on or off the       professionals, and any other selling
NYSE, at prevailing market prices or      expenses which they incur in selling
at privately negotiated prices. For a     the shares.
more detailed discussion of the
potential methods of sale by the
selling stockholders, see "Plan of
Distribution" on page 9 of this
Prospectus.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

SEE "RISK FACTORS," BEGINNING ON PAGE 2 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THE DATE OF THIS PROSPECTUS IS     , 1998.

                                  RISK FACTORS

You should carefully read and consider the matters set forth below, in addition to the other information in this Prospectus, before you invest in shares of the Company's Common Stock. Any of these factors may cause the Company's actual financial results during any period to differ materially from historical results. These factors also may impact the outcome of the developments anticipated in any forward-looking statements made by or on behalf of the Company.

Operating Losses and Accumulated Deficit.

The Company has experienced operating losses for each of its past ten fiscal years. As of July 4, 1998, the Company had an accumulated deficit of $253.1 million and a total shareholders' deficit of $49.3 million. The Company may experience additional losses in the future. If additional losses occur, the Company may not be able to eliminate its accumulated deficit. You should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for periods subsequent to the date of this Prospectus, which are incorporated herein by reference, for information concerning the Company's results of operations and financial condition for future periods.

Liquidity and Going Concern Qualification.

The Company's consolidated financial statements for the fiscal year ended December 31, 1997 were prepared under the assumption that the Company will continue as a going concern. The Company's recurring losses from operations have adversely affected its liquidity. In addition, the Company has a working capital deficit and an accumulated deficit. In the opinion of the Company's independent public accountants, this raises substantial doubt about the Company's ability to continue as a going concern.

The Company believes its continued existence is dependent upon its ability to substantially improve its operating results. The Company estimates its cash needs based on, among other things, projections of its sales and profit margins. The Company's sales and profit margins may not meet projected levels. If sales and profit margins fall significantly short of projected levels, the Company's ability to continue as a going concern may be jeopardized.

On September 17, 1998, the Company completed the private placement of $5 million of its 5% Series G1 Preferred Stock with four institutional investors who are selling stockholders under this Prospectus. The Company utilized the net proceeds from this financing for working capital purposes and applied a portion of the funds to reduce the balance of its overadvance borrowings under a factoring arrangement with its senior lender. The Company plans to use the additional borrowing capacity resulting from these payments to its senior lender to pursue its recently announced Umbro license initiative and the planned acquisition of Tahiti Apparel, as well as to supplement general working capital. The preferred stock investors have agreed to purchase an additional $5 million of 5% Series G2 Convertible Preferred Stock from the Company if certain conditions are satisfied. These conditions concern the absence of certain adverse changes or events concerning the Company. They also include the registration for resale of the shares of Common Stock issuable upon the exercise of warrants held by these investors, or upon conversion of (or as payment of dividends with respect to) the Series G1 and Series G2 Preferred Stock. This Prospectus is part of a registration statement filed with the Securities and Exchange Commission ("SEC") to satisfy the resale registration requirement of the Company's agreement with the investors. The Company believes that it will be able to satisfy all applicable conditions and complete the private placement of $5 million of 5% Series G2 Convertible Preferred Stock during the first quarter of 1999.

The Company also has taken other actions to improve its operations and liquidity. In the third quarter of 1998, the Company completed the formal documentation of a new $25 million credit facility with WGI, LLC, its principal shareholder. Such funds will be utilized for working capital purposes. In the fourth quarter of 1998, the Company announced the closure of its printing facilities in Chattanooga, Tennessee and the Big Ball Sports printing facilities in Houston, Texas. The Company took these actions in an effort to further improve its cost structure. The Company is contemplating taking a restructuring charge for these plant closures during the fourth quarter of 1998, but it has not yet determined the appropriate amount (if any) of such charge. The Company has an ongoing cost reduction program intended to control its general and administrative expenses, and has implemented an inventory control program in order to eliminate the manufacture of excess goods. The Company also is considering the sale of certain non-essential assets.

The Company believes that the steps described above and other planned improvements in operations will provide sufficient liquidity for it to continue as a going concern in its present form for the next quarter. The Company cannot guarantee, however, that it will be able to return its operations to profitability.

Possible Failure to Maintain Listing on the New York Stock Exchange.

The Company is required to satisfy both quantitative and qualitative standards adopted by the NYSE in order for the NYSE to continue to list the Company's Common Stock. Whenever the Company fails to satisfy any of these criteria, the NYSE may review the Company's listing. One of these requirements is that the Company's average net income after taxes for the past three years must be at least $600,000. The NYSE has contacted the Company about failing to meet this requirement. Based on discussions with the NYSE, the Company does not believe that the NYSE will institute any delisting proceedings for the Company's Common Stock in the near future, provided that the Company's operational results substantially meet management's projections as discussed with the NYSE. The NYSE presently has not taken any further action to delist the Company's Common Stock.

If the Company's Common Stock is delisted from the NYSE, the Company will apply for the listing of its Common Stock for trading on the automated quotation system of the Nasdaq Stock Market maintained by the National Association of Securities Dealers, Inc. ("NASD") if the Company is then able to meet the initial qualification requirements for inclusion in the Nasdaq system. If the Company is not able to meet such requirements, it would then take the necessary actions to have transactions in its Common Stock reported on the OTC Bulletin Board of the NASD.

Apparel Industry Risks

The Company believes that its success depends in substantial part on its ability to identify product and graphic trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. There can be no assurance that the Company will be successful in this regard. If the

Company misjudges the market for its products, it may be faced with significant excess inventories for some products and missed opportunities with others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on the Company's business, results of operations and financial condition.

The industry in which the Company operates is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. Further, uncertainties regarding future economic prospects could affect consumer spending habits and have an adverse effect on the Company's results of operations.

Increasing Dependence on Sales to Large Customers

During fiscal 1997, the Company sold its products to over 1,600 customers, including department stores, specialty stores, mass merchandisers and other retailers, wholesalers, distributors, screenprinters, and other manufacturers. Ongoing trends in the Company's sales data, however, indicate that a shift in demand has occurred in the market for its embellished apparel products away from smaller specialty retailers and towards larger chain stores. In 1997, Wal-Mart and Kmart accounted for 20% and 10% of the Company's net sales, respectively. In 1996, Wal-Mart accounted for 14% and Kmart for 12% of net sales. The Company had no other customer which accounted for more than 10% of its net sales during any of the last three fiscal years.

These larger chain store customers possess significant negotiating power with regard to the terms of sale and the circumstances under which merchandise may be returned to the Company. The Company generally enters into a number of order commitments with its customers for each of its lines every season and does not enter into long-term agreements with any of its customers. A decision by any significant customer or group of customers, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from the Company, or to change its manner of doing business with the Company, could have a material adverse effect on the Company's financial condition and results of operations.

Risks Associated With Consolidations, Restructurings and Other Ownership Changes in the Retail Industry

In recent years, the retail industry has experienced consolidation and other ownership changes. In addition, some of the Company's customers have operated under the protection of the federal bankruptcy laws. In the future, retailers in the United States may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, the future effect of any such changes is unknown.

Competition

Competition is strong in the segments of the apparel industry in which the Company operates. The Company competes with numerous domestic and foreign brands and manufacturers of apparel, some of which are significantly larger and more diversified and have greater resources than the Company. The Company's business depends on its ability to respond to changing consumer tastes and demands by producing fashionable and graphically innovative products, as well as on its ability to remain competitive in the areas of quality, price and service.

Uncertainty of the Success of the Company's Acquisition Strategy

As part of its strategy for the growth and improvement of its operations, the Company currently is seeking to identify and consummate the acquisition of both other businesses and individual licenses that will enhance the Company's profitability through the addition of new product categories, brands and channels of distribution. The Company may not be able to obtain all of the financing necessary to fully implement this strategy. Even if adequate financing is obtained, the Company's growth strategies may not be successful and the Company's total net revenues may not increase as a result of the implementation of these strategies.

No Dividends.

The Company currently is operating under various restrictions that prohibit the payment of any dividends on shares of its Common Stock. Those restrictions include:

 . The Company's financing agreement with its senior lender prohibits it from paying dividends until the Company is in compliance with all the provisions of such agreement. At present, the Company is not in compliance with covenants under the agreement which require the Company to maintain specified minimum levels of income and net worth. In the past, the senior lender has waived such noncompliance as a default under the financing agreement. Notwithstanding such waivers, however, the Company will not be able to pay future dividends on its Common Stock unless the Company is in full compliance with all of the terms of the financing agreement.

 . The Company has agreed not to declare any dividends on its Common Stock until both the principal borrowings and related interest under its $25 million subordinated credit agreement with WGI, LLC, its principal shareholder, have been paid in full.

 . The Company will not be able to declare or pay any dividends on its Common
  Stock so long as any shares of its 5% Series G1 Preferred Stock, 5% Series G2 Preferred Stock or Series H Preferred Stock remain issued and outstanding.

Control by Principal Shareholders.

As of October 14, 1998, WGI, LLC and related entities beneficially own: (1) 16,619,749 shares of Common Stock and (2) warrants to purchase 9,500,000 shares of Common Stock (with 5,000,000 of such warrants subject to shareholder approval at the Company's upcoming 1998 Annual Meeting). Accordingly, under SEC rules, WGI, LLC and related entities may be deemed to beneficially own 26,107,349 shares, or approximately 62%, of the Company's outstanding Common Stock. The two managers of WGI, LLC, Paul R. Greenwood and Stephen Walsh, are members of the Company's Board of Directors. Mr. Walsh also serves as Chairman of the Board and C.E.O. of the Company.

Accordingly, WGI, LLC will, under present circumstances, retain the practical power to elect all the directors of, and otherwise control, the Company.

                BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

Signal Apparel Company, Inc. and its wholly owned subsidiaries, Big Ball Sports, Inc. and Grand Illusion Sportswear, Inc., manufacture and market screenprinted and embroidered activewear apparel and women's knit apparel. The Company's products are distributed to the upper, mid-tier and mass channels of retail distribution as well as to the corporate account market. The Company principally utilizes the licensed brands of the National Football League, Major League Baseball, the National Basketball Association, the National Hockey League, Warner Bros. (Looney Tunes) and designer Joan Vass U.S.A. in addition to the Company's proprietary brands, Big Ball Sports and Is Life.

The Company has announced the execution of a letter of intent to acquire Tahiti Apparel Company, Inc., a leading manufacturer of womens and girls swimwear, bodywear and activewear under licenses from Disney Enterprises, Warner Bros. (Looney Tunes), Sesame Street, Dr. Seuss, BUM Equipment, and Jones New York as well as proprietary Tahiti brands. Signal also has announced the execution of a letter of intent to acquire a license for the exclusive distribution of Umbro brand wearing apparel, footwear and accessories to the department, sporting goods and specialty store channels of distribution. The Umbro brand is considered one of the worldwide leaders for the distribution of authentic soccer-related apparel. The planned acquisition of Tahiti Apparel and the Umbro license initiative both are part of the Company's ongoing efforts to improve its operating results.

Year 2000 Issues

In 1997, the Company upgraded its main computer to an IBM AS/400 model 500. The Company plans to move all mainframe processing to this hardware and to Year 2000 compliant software by mid-1999. The Company's main manufacturing and accounting software package was upgraded in 1997 to the Year 2000 compliant Apparel Business Systems (ABS) software. The Company plans to move all mainframe processing to this software by the end of 1998. By mid-1999, the Company plans to have completed the testing of all of this hardware and software by in-house staff. The cost of these hardware and software upgrades totaled $270,000 in 1997. The Company has budgeted an additional $50,000 for software modifications during 1998 and early 1999.

EDI with customers was addressed in 1997 by acquiring Premenos software for the AS/400. All customer EDI will be moved from a PC system to the mainframe by mid-1999. Fixed asset accounting was moved to a Year 2000 compliant software package in early 1998.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

The Company's Restated Articles of Incorporation, as amended to date, authorize the issuance of up to 80,000,000 shares of Common Stock, $.01 par value per share, and 1,600,000 shares of preferred stock, no par value per share.

Common Stock.

As of October 14, 1998 there were 32,636,547 shares of Common Stock outstanding. As a holder of Common Stock, you are entitled to one vote for each share on all matters submitted to a vote of the stockholders. Generally, when a quorum is present at any meeting, the vote of the holders of a majority the shares of Common Stock present in person or by proxy decides all questions properly brought before such meeting. Subject to the preferential rights of any outstanding Preferred Stock, you will be entitled as a holder of Common Stock to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor (see "Risk Factors" above).

In the event of a liquidation, dissolution or winding up of the Company, you would be entitled to share ratably in all assets remaining after payments of liabilities and satisfaction of all distribution rights of preferred stockholders. You will not have any right as a holders of Common Stock to convert your Common Stock into any other securities of the Company. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, conversion, exchange, preemptive or redemption rights. All of the outstanding shares of the Company's Common Stock, including the shares offered for sale under this Prospectus, are fully paid and nonassessable.

Preferred Stock.

The Company's Board of Directors is authorized to issue the Preferred Stock in one or more series. The Restated Articles provide that the Board of Directors shall fix the designations rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences, as well as the number of shares constituting any series of preferred stock, without any further vote or action by the stockholders.

The Board has authorized Series A, Series B, Series C, Series D, Series E, Series F, and Series H Preferred Stock, as well as the 5% Series G1 Convertible Preferred Stock. Subject to the satisfaction of the conditions that must be met prior to its sale and issuance, the Board also has authorized the creation of 5% Series G2 Convertible Preferred Stock with terms (other than the designation) substantially identical to those of the 5% Series G1 Convertible Preferred Stock.

As of October 14, 1998, there were no outstanding shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, and the Company presently has no plans to issue any shares of any of these series of preferred stock in the future. As of such date, there were issued and outstanding 5,000 shares of 5% Series G1 Convertible Preferred Stock and 454.444 shares of Series H Preferred Stock. Each share of 5% Series G1 Convertible Preferred Stock has a stated value of $1,000 and each share of Series H Preferred Stock has a stated value of $100,000.

5% SERIES G1 CONVERTIBLE PREFERRED STOCK

Additional key terms of the 5% Series G1 Convertible Preferred Stock are as follows:

 . Equal to the 5% Series G2 Convertible Preferred Stock (when issued) and senior to all other classes of the Company's equity securities (both Common Stock and preferred stock) with respect to dividend priorities and liquidation rights.

 . Convertible at the option of the purchasers (subject to certain limitations) into shares of Common Stock at a maximum conversion price of $2.50 per share of Common Stock. The maximum conversion price may be reduced if the market price for the Company's Common Stock declines below the level at which it generally stood on September 17, 1998. The conversion price also may be reduced, under some circumstances, if the Company issues shares of its Common Stock (or rights to acquire such shares) at a price below the then-prevailing market price for the Common Stock.

 . After September 17, 2001, any shares of Series G1 Convertible Preferred Stock that are still outstanding and unconverted shall be (at the option of the holder) converted to Common Stock or redeemed by the Company in cash.

 . Accrues dividends, payable semi-annually on January 1 and July 1, at an annual rate of 5%. The Company may pay these dividends either in cash or in shares of its Common Stock. The dividend on the preferred stock will be eliminated if the closing bid price of the Common Stock on the NYSE exceeds $3.41 per share for any five trading day period.

 . No dividends may be declared or paid on the Company's Common Stock while any shares of 5% Series G1 Convertible Preferred Stock are issued and outstanding.

 . No voting rights except that, without approval by all of the holders of 5%
  Series G1 Convertible Preferred Stock, the Company may not: (1) make any adverse change in the powers, preferences or rights of such stock, or increase the authorized amount of such stock; (2) authorize or create any class of stock ranking senior to such stock for dividends or distributions;
  (3) amend its Restated Articles of Incorporation or Bylaws or take any other action that would have a similar adverse effect on the rights of holders of such stock, or (4) sell all or substantially all of its assets.

SERIES H PREFERRED STOCK

Additional key terms of the Series H Preferred Stock are as follows:

 . Junior to the 5% Series G1 and 5% Series G2 Convertible Preferred Stock, equal to Series A and Series F Preferred Stock, and senior to all other classes of the Company's equity securities (both Common Stock and preferred stock) with respect to dividend priorities and liquidation rights.

 . No dividends may be declared or paid on the Company's Common Stock while any shares of Series G1 Convertible Preferred Stock are issued and outstanding.

 . Accrues dividends at an annual rate of 9%, payable annually in cash.

 . No conversion, exchange, preemptive or redemption rights.

 . No voting rights, except that holders of Series H Preferred Stock have the right to vote on any merger or consolidation of the Company, or on any proposed dissolution of the Company. Also, without approval by the holders of 2/3 of the outstanding shares of Series H Preferred Stock, the Company may not: (1) amend, repeal or add to any provision of its Restated Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred Stock; (2) reclassify any Common Stock into shares having a preference or priority equal or superior to the Series H Preferred Stock; (3) apply any of its assets (in excess of one percent (1%) of its net worth on an annual basis) to the redemption, retirement, purchase or other acquisition of shares of Common Stock, except for purchases of the Company's Common Stock on the open market or purchases from employees of the Company upon termination of employment or pursuant to any rights of first refusal held by the Company; or (4) create, authorize or issue any equity security having any preference or priority superior to the Series H Preferred Stock.

                                USE OF PROCEEDS

All net proceeds from the sale of the Common Stock offered under this Prospectus will go to the shareholders who offer and sell their shares. Accordingly, the Company will not receive any proceeds from the sales of such shares.

                              SELLING STOCKHOLDERS

This Prospectus covers the offer and sale by the selling stockholders identified below of the shares listed in the table for each selling stockholder. Our registration of these shares for resale does not necessarily mean that the selling stockholders will sell all or any of the shares.

Under a Registration Rights Agreement dated September 17, 1998 among the Company and the purchasers of its 5% Series G1 Convertible Preferred Stock identified in the table below, we agreed to register the shares of Common Stock issued (or issuable) to such selling stockholders upon: (1) the conversion of shares of 5% Series G1 or 5% Series G2 Convertible Preferred Stock, (2) the payment of dividends on such preferred stock (if paid in Common Stock) or (3) the exercise of warrants which they received for investing in such preferred stock. We also agreed to use our best efforts to keep the registration statement effective for five (5) years, or until such earlier date when all of the shares have been sold or may be sold without volume restrictions pursuant to SEC Rule 144, whichever comes first. To the extent that any issuance of Common Stock described above in connection with the 5% Series G1 or 5% Series G2 Convertible Preferred Stock would cause the total number of shares so issued to exceed 20% of the number of shares of Common Stock outstanding prior to September 17, 1998 (32,636,547 shares), then such issuance will be subject to shareholder approval at the Company's upcoming 1998 Annual Meeting.

The following list of selling stockholders also includes three affiliates of the Company who, collectively, may use this Prospectus to sell up to 2,000,000 shares of Common Stock which they have acquired, or may acquire, by exercising warrants granted in connection with previous financing transactions or under executive compensation arrangements.

                                  NUMBER OF     NUMBER OF  NUMBER OF SHARES
                                 SHARES OWNED    SHARES      OWNED / % OF
   NAME OF SELLING STOCKHOLDER   PRIOR TO THE     BEING      CLASS OWNED
 AND RELATIONSHIP TO THE COMPANY   OFFERING      OFFERED  AFTER OFFERING (1)
 ------------------------------- ------------   --------- ------------------
Brown Simpson Strategic Growth
 Fund, Ltd......................   2,736,945(2) 2,736,945           None/0%
 Purchaser of shares of the
  Company's
 5% Series G1 Convertible
  Preferred Stock
Brown Simpson Strategic Growth
 Fund, L.P. ....................   1,539,531(3) 1,539,531           None/0%
 Purchaser of shares of the
  Company's
 5% Series G1 Convertible
  Preferred Stock
Heracles Fund Ltd...............   3,207,357(4) 3,207,357           None/0%
 Purchaser of shares of the
  Company's
 5% Series G1 Convertible
  Preferred Stock
Themis Partners, L.P............   1,069,119(5) 1,069,119           None/0%
 Purchaser of shares of the
  Company's
 5% Series G1 Convertible
  Preferred Stock
WGI, LLC........................  26,119,749(6)  1,600,00  24,519,749/58.2%
 Principal shareholder of the
  Company
Thomas A. McFall(7).............   2,304,773(8)   200,000    2,104,773/6.0%
 Director and Chief Executive
 Officer of the Company
John W. Prutch(7)...............   2,304,773(9)   200,000    2,104,773/6.0%
 Director and President of the
  Company

--------
(1) Assumes that all of the shares held by the selling shareholders and being offered under this Prospectus are sold, and that the selling shareholders acquire no additional shares of Common Stock before the completion of this offering.
(2) Includes: (A) up to 2,560,000 shares of Common Stock which are (or may become) issuable upon the conversion of shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by Brown Simpson Strategic Growth Fund, Ltd.; (B) 144,945 shares which are assumed issuable upon the payment of dividends on shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by the fund for a period of two years; and (C) 32,000 shares of Common Stock issuable upon the exercise of warrants held by the fund.
(3) Includes: (A) up to 1,440,000 shares of Common Stock which are (or may become) issuable upon the conversion of shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by Brown Simpson Strategic Growth Fund, L.P.; (B) 81,531 shares which are assumed issuable upon the payment of dividends on shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by the fund for a period of two years; and (C) 18,000 shares of Common Stock issuable upon the exercise of warrants held by the fund.
(4) Includes: (A) up to 3,000,000 shares of Common Stock which are (or may become) issuable upon the conversion of shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by the Heracles Fund, Ltd.; (B) 169,857 shares which are assumed issuable upon the payment of dividends on shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by the fund for a period of two years; and (C) 37,500 shares of Common Stock issuable upon the exercise of warrants held by the fund.
(5) Includes: (A) up to 1,000,000 shares of Common Stock which are (or may become) issuable upon the conversion of shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by Themis Partners, L.P.; (B) 56,619 shares which are assumed issuable upon the payment of dividends on shares of 5% Series G1 and 5% Series G2 Convertible Preferred Stock held by the Themis for a period of two years; and (C) 12,500 shares of Common Stock issuable upon the exercise of warrants held by Themis.
(6) Includes: (A) 15,818,549 shares of Common Stock which are owned directly by WGI, LLC; (B) 788,800 shares of Common Stock held directly by Walsh Greenwood & Co., a broker and dealer in securities that may be deemed an affiliate of WGI, LLC, on behalf of certain managed accounts (Walsh Greenwood has voting power and investment power as to such shares but does not have any pecuniary interest therein);

   (C) 11,400 shares of Common Stock owned by two trusts for the benefit of the minor children of Stephen Walsh, as to which Paul R. Greenwood serves as trustee; (D) 1,000 shares owned by Mr. Greenwood's spouse; and (E) 9,500,000 shares of Common Stock issuable upon the exercise of warrants held by WGI, LLC (with 5,000,000 of such warrants subject to shareholder approval at the Company's upcoming 1998 Annual Meeting).
(7) Effective May 9, 1997, the Company contracted with Weatherly Financial ("Weatherly") for Weatherly to act as financial advisor to the Company on an exclusive basis with respect to evaluating, pricing, negotiating and closing mergers and acquisitions and other investments and arranging financing on the Company's behalf (the "Weatherly Agreement"). Weatherly was to be compensated for these services through prescribed fees and, in addition, Weatherly was granted Warrants, effective May 9, 1997, to purchase 805,000 shares of the Company's Common Stock at $2.50 per share. These warrants vest upon achievement of certain objectives with respect to the Company's business performance and were part of a complex overall arrangement that also included additional warrant opportunities.
    All of the parties to the Weatherly Agreement anticipated that Thomas A. McFall and John W. Prutch, in their capacities as associates of Weatherly, would play a significant role in performing the services under the agreement and would receive a significant portion of the compensation payable under the Weatherly Agreement. When it later employed Mr. McFall as its CEO and Mr. Prutch as its President, the Company replaced the former arrangement with Weatherly with an agreement, approved by the Board of Directors on August 10 to be effective as of May 8, 1998, directly with Messrs. McFall and Prutch. Under the terms of the new agreement, the Warrants previously issued to Weatherly have been assigned 50% to Mr. McFall and 50% to Mr. Prutch, and have had their exercise price reset to $1.75 per share. Each of Messrs. McFall and Prutch also have been issued additional non-transferable warrants, with a term of 10 years, for the purchase of up to 1,902,273 shares of Common Stock at an exercise price of $1.75 per share. All of these Warrants are now subject to a new vesting schedule which provides that 33.4% of the Warrants will be immediately exercisable and the remainder will vest on the basis of the achievement of prescribed increases in the Company's annual pre-tax earnings and/or the average public trading price of its Common Stock. The Warrants contain customary antidilution provisions and piggyback registration rights, and Messrs. McFall and Prutch may not dispose of the Common Stock issuable under the Warrants without the prior consent of WGI, LLC. The shares of Common Stock which Messrs. McFall and Prutch may offer for sale under this Prospectus are being registered pursuant to their piggyback registration rights under this agreement.
    The new agreement also provides that Messrs. McFall and Prutch, collectively, will receive a success fee equal to three percent (3%) of the proceeds of any financing transactions which they participate in developing, negotiating and closing with third parties for the benefit of the Company, a portion of which may be paid in additional equity under certain circumstances. They also (collectively) will receive a success fee in connection with identifying, negotiating and closing any Acquisition Transactions (as defined in the agreement) equal to three percent (3%) of the Aggregate Consideration paid by the Company (as defined in the agreement). All cash payments to Messrs. McFall and Prutch called for under the terms of this agreement will be subject to reduction by the amount of any compensation which they receive in their capacities as officers of the Company.
(8) Includes 2,304,773 shares of Common Stock issuable upon the exercise of warrants held by Mr. McFall (with 1,902,273 of such warrants subject to shareholder approval at the Company's upcoming 1998 Annual Meeting).
(9) Includes 2,304,773 shares of Common Stock issuable upon the exercise of warrants held by Mr. Prutch (with 1,902,273 of such warrants subject to shareholder approval at the Company's upcoming 1998 Annual Meeting).

                             PLAN OF DISTRIBUTION

The selling stockholders may offer their shares of Common Stock at various times in one or more of the following transactions:

 . on the New York Stock Exchange, where the Common Stock stock is listed;

 . in the over-the-counter market;

 . in negotiated or other transactions other than on such exchanges or in the over-the-counter market;

 . in connection with short sales of their shares of Common Stock;

 . by pledge to secure debts and other obligations;

 . in block trades in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal;

 . to a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

 . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

 . in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof. They may sell the shares of Common Stock offered under this Prospectus in connection with any of such transactions or in settlement of securities loans. If any of the four selling shareholders who hold Series G1 or Series G2 Convertible Preferred Stock engage in such transactions, they may affect conversion price that would apply to any conversion of their preferred shares into Common Stock. The selling shareholders also may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. If any selling shareholder defaults on such a pledge, that selling shareholder's broker may offer and sell the pledged shares.

The selling shareholders may sell the shares to or through broker-dealers or underwriters. The broker-dealers or underwriters could be compensated for any such sale through discounts, concessions or commissions. They may receive such compensation from the selling shareholders and/or from the purchasers of the shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation could exceed customary compensation for any particular broker-dealer.

The selling shareholders also may choose to sell their shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

The Company will not receive any of the proceeds of the sale of shares by the selling shareholders. The Company has agreed to bear all expenses (other than all discounts, commissions and fees of underwriters and underwriters' counsel, selling brokers, dealer managers or similar securities industry professionals, and all transfer taxes, if any, applicable to the distribution of shares) in connection with the registration and sale of the shares of Common Stock being offered by the selling shareholders.

                                    EXPERTS

The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in
Note 1 to the consolidated financial statements.

                                 LEGAL OPINIONS

The validity of the Common Stock offered hereby has been passed upon for the Company by Witt, Gaither & Whitaker, P.C., Chattanooga, Tennessee.

                       WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company also files such reports and other information with the NYSE, on which the Common Stock is traded. Copies of such material can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our SEC filings also are available to the public from the SEC's worldwide web site at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The "file number" used by the SEC to identify documents filed by the Company is 1-2782. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

(2) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended April 4, 1998 and July 4, 1998; and

(3) the Company's Current Report on Form 8-K dated September 17, 1998.

You may request a copy of these filings, at no cost, by writing or telephoning the Company's Secretary at the following address:

                                          Robert J. Powell, Secretary
                                          Signal Apparel Company, Inc.
                                          200 Manufacturers Road
                                          Chattanooga, TN 37405
                                          Telephone: (423) 266-2175

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or of any document which we have filed as an exhibit to the registration statement or to any other SEC filing, either from the SEC or from the Secretary of the Company as described above. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

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                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................   2
Business of the Company and Recent Developments............................   6
Description of the Company's Capital Stock.................................   6
Use of Proceeds............................................................   9
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  11
Experts....................................................................  12
Legal Opinions.............................................................  13
Where You Can Get More Information.........................................  13

                               -----------------



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                               10,552,952 SHARES

                                SIGNAL APPAREL
                                 COMPANY, INC.

                                 COMMON STOCK


                               -----------------

                                  PROSPECTUS

                               -----------------

                                OCTOBER  , 1998


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than brokers' discounts or commissions to be paid by the selling stockholders. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee and the NYSE filing fee.

   SEC Registration Fee................................................ $ 6,226
   New York Stock Exchange Listing Fee.................................  36,935
   Printing, engraving and postage expenses............................  10,000
   Legal fees and expenses.............................................  16,000
   Accounting fees and expenses........................................   6,000
   Blue Sky fees and expenses, including counsel fees..................   1,500
   Miscellaneous expenses..............................................   2,000
                                                                        -------
     Total............................................................. $78,661
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Eighth of the Company's Restated Articles of Incorporation, as amended (the "ARTICLES") governs indemnification and insurance of the Company's directors, officers, employees and agents. Paragraph (a) of such Article provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Indiana Business Corporation Law (the "IBCL"), as the same exists as of the date of adoption of the Articles or as later amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the IBCL permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. However, except as provided in the Articles with respect to the right of a claimant to bring suit to enforce the indemnification rights provided under the Articles, the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board of Directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification would be against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

(1) Listing of Exhibits incorporated by reference (Commission File No. 1-2782):

      (3.1) Restated Articles of Incorporation of Signal Apparel Company, Inc., as amended through September 17, 1998. Incorporated by reference to Exhibit (3.1) to the Company's Current Report on Form 8-K dated
            September 17, 1998.
      (5.1) Opinion of Witt, Gaither & Whitaker, P.C.
     (10.1) Convertible Preferred Stock Purchase Agreement dated September 17,
            1998. Incorporated by reference to Exhibit (10.1) to the Company's
            Current Report on Form 8-K dated September 17, 1998.
     (10.2) Registration Rights Agreement dated September 17, 1998, among
            Signal Apparel Company, Inc., and the purchasers of the Company's
            5% Convertible Preferred Stock, Series G1. Incorporated by reference to Exhibit (10.2) to the Company's Current Report on Form
            8-K dated September 17, 1998.

(2) Listing of Exhibits filed herewith:

      (5.1) Opinion of Witt, Gaither & Whitaker, P.C.
     (23.1) Consent of Witt, Gaither & Whitaker, P.C. (included in Exhibit
            (5.1)).
     (23.2) Consent of Arthur Andersen LLP
       (24) Power of Attorney (included in Signatures page of this Registration
            Statement).

ITEM 17. UNDERTAKINGS.

I. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the Registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) above if such information is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHATTANOOGA, STATE OF TENNESSEE ON OCTOBER 16, 1998.

                                          Signal Apparel Company, Inc.

                                                   /s/ John W. Prutch
                                          By: _________________________________
                                                       JOHN W. PRUTCH
                                                         PRESIDENT

                               POWER OF ATTORNEY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES AND APPOINTS JOHN W. PRUTCH AND ROBERT J. POWELL, AND EACH OF THEM, AS ATTORNEYS-IN-FACT, TO SIGN ON HIS BEHALF INDIVIDUALLY AND IN THE CAPACITY DESIGNATED BELOW, AND TO FILE, ANY AMENDMENTS, INCLUDING POST EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT.

              SIGNATURE                          TITLE                    DATE
              ---------                          -----                    ----

         /s/ Stephen Walsh             Chairman of the Board,       October 16, 1998
______________________________________  Chief Executive Officer
            STEPHEN WALSH               and Director

       /s/ Thomas A. McFall            Chief Executive Officer      October 16, 1998
______________________________________  and Director
           THOMAS A. MCFALL

        /s/ Howard Weinberg            Chief Financial Officer      October 16, 1998
______________________________________  (Chief Accounting Officer)
           HOWARD WEINBERG

                                       Director                      October  , 1998
______________________________________
            HENRY L. AARON

                                       Director                      October  , 1998
______________________________________
             BARRY COHEN

      /s/ Jacob I. Feigenbaum          Director                     October 16, 1998
______________________________________
         JACOB I. FEIGENBAUM

                                       Director                      October  , 1998
______________________________________
          PAUL R. GREENWOOD

        /s/ John W. Prutch             President and Director       October 16, 1998
______________________________________
            JOHN W. PRUTCH